Exhibit 4.21

Sweet Lollipop Co., Ltd.

and

Hermitage Management Limited

and

Jason Huang

SALE AND PURCHASE AGREEMENT

in respect of

40% of the share capital of

NextGen Digital Venture Limited

(the “Agreement”)

THIS AGREEMENT is made on _______________________

BETWEEN: -

(1)	Sweet Lollipop Co., Ltd., a limited liability company organized under the laws of the British Virgin Islands, with its registered address at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands (the “Seller”);

(2)	Jason Huang, an individual whose address is at 84 BURSWOOD DRIVE, PAKURANGA HEIGHTS, MANUKAU, AUCKLAND (the “Buyer”); and

(3)	Hermitage Management Limited, a company incorporated in the British Virgin Islands, with its registered address at Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands (“Hermitage”);

(each a “Party” and collectively, the “Parties”).

WHEREAS: -

A.	NextGen Digital Venture Limited (the “Company”) was incorporated under the laws of the British Virgin Islands with limited liability.

B.	The Seller has agreed to sell 4 Shares (as defined below) to the Buyer (the “Sale Shares”), which represents 40% of the issued capital of the Company, and the Buyer has agreed to purchase the Sale Shares from the Seller.

C.	The Seller purchased the Sale Shares from Hermitage pursuant to a sale and purchase agreement dated 22 December 2023. Under the said sale and purchase agreement and another agreement between an Affiliate of the Seller and Hermitage, Hermitage is entitled to share approximately 50% of the fees obtained by an Affiliate of the Seller under a sub-investment management agreement in relation to the Portfolio.

D.	The Seller agreed, among other things, that 50% of the consideration for the Sale Shares payable by the Buyer will be paid to Hermitage.

NOW IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Affiliate: any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Party to this Agreement. For this context, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract, or otherwise. Ownership of more than fifty percent (50%) of the voting interests of an entity shall be conclusive evidence of control.

Business Day: a day, other than a Saturday, Sunday or public holiday in Hong Kong, special administrative region of China (“Hong Kong”), when banks in Hong Kong are open for business.

Buyer Warranties: the representations and warranties made by the Buyer contained in clause 6.2.

Completion: completion of the sale and purchase of the Sale Shares pursuant to Clause 5.

Conditions Precedent: the conditions precedent set out in Clause 4.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest, any other encumbrance, condition or security interest whatsoever or any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect or any other security agreement or arrangement.

Fund: LSQ Investment Fund SPC, an exempted company established with limited liability and registered as a segregated portfolio company under the laws of the Cayman Islands.

Governmental Authority: any supranational, national, provincial, state, municipal, local or other government, any instrumentality, subdivision, administrative agency or commission thereof, court, other governmental authority or regulatory body or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or any self-regulatory agency (including any stock exchange).

Portfolio: Next Generation Fund I SP, a segregated portfolio of the Fund.

Shares：ordinary shares of no par value in the capital of the Company.

Seller Warranties: the representations and warranties made by the Seller contained in Clause 6.1.

1.2	In this Agreement, unless the context otherwise requires words in the singular include the plural and in the plural include the singular.

1.3	Clause and Schedule headings do not affect the interpretation of this Agreement.

1.4	A reference to writing or written includes also email.

1.5	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	SALE AND PURCHASE

2.1	At Completion, the Seller shall sell, and the Buyer shall buy, the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights attached or accruing to them.

3.	CONSIDERATION

3.1	The consideration for the sale and purchase of the Sale Shares shall be US$40,000 (the “Consideration”).

3.2	The Parties agree that the Buyer shall pay 50% of the Consideration to the Seller and 50% of the Consideration to Hermitage.

4.	CONDITIONS PRECEDENT

4.1	The obligation of each Party to consummate the transactions contemplated hereunder shall be conditional upon the fulfilment of the following Conditions Precedent on or before the Completion Date (as defined below):

(A)	all necessary consents, approvals, permits and/or authorisations in respect of the transactions contemplated under this Agreement having been obtained, including but not limited to consents given by all shareholders of the Company other than the Seller and Buyer in respect of the transfer of the Sale Shares to the Buyer or its nominee; and

(B)	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory action, restraint or prohibition preventing or challenging the consummation of the transactions contemplated hereunder having been issued, nor shall there be any action taken, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated hereunder which makes the consummation of such transactions illegal.

4.2	The obligation of the Buyer to consummate the transactions contemplated hereunder shall be conditional upon the fulfilment of the following Conditions Precedent on or before the Completion Date:

(A)	all Seller Warranties being true, accurate and not misleading in all material respects on the date of this Agreement and on the Completion Date (as though they had been made on such dates by reference to the facts and circumstances then subsisting);

(B)	the Seller having performed in all material respects all obligations required to be performed under this Agreement by it on or before the Completion Date;

4.3	The obligation of the Seller to consummate the transactions contemplated hereunder shall be conditional upon the fulfilment of the following Conditions Precedent on or before the Completion Date:

(A)	all Buyer Warranties being true, accurate and not misleading in all material respects on the date of this Agreement and on the Completion Date (as though they had been made on such dates by reference to the facts and circumstances then subsisting); and

(B)	the Buyer having performed in all material respects all obligations required to be performed under this Agreement by it on or before the Completion Date;

(C)	the board of directors of the ultimate controlling company of the Seller having approved this Agreement and the transactions contemplated herein.

4.4	To the extent permitted by applicable law, all Conditions Precedent may be waived by the Party or Parties entitled to the benefit of the relevant Conditions Precedent.

5.	COMPLETION

5.1	Completion shall take place remotely by electronic means (i) as soon as practicable and in any event no later than five (5) Business Days after the date on which all Conditions Precedent (other than the Conditions that by their nature are to be satisfied at Completion, but subject to the satisfaction or, to the extent permissible, waiver of those Conditions Precedent at Completion) are satisfied (or waived), or (ii) on any other date as may be agreed upon by the Parties in writing (the “Completion Date”); provided that the Completion Date shall be no later than one (1) month following the date hereof, unless otherwise extended by the Parties in writing (the “Completion Deadline”)

5.2	At Completion, the Buyer shall deliver, or cause to be delivered, to the Seller and Hermitage the Consideration in accordance with Clause 3.

5.3	At Completion, the Seller shall deliver or cause to be delivered to the Buyer and/or its nominee the instrument of transfer of the Sale Shares duly executed by the Seller as registered holder thereof in favour of the Buyer or its nominee and such other documents as may be reasonably required by the Buyer to, among other things, give good title to the Sale Share free from all Encumbrances and third party rights of any kind and to enable the Buyer or its nominees to become the registered holder thereof.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Seller warrants, represents and undertakes to the Buyer as follows: -

(A)	The Seller is a company duly incorporated and validly existing under the laws of its incorporation place;

(B)	The Seller has full beneficial title and right to the Sale Shares and the power and authority to sell and transfer the Sale Shares to the Buyer and/or its designated nominee;

(C)	The Sale Shares are fully paid, free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares; and

(D)	The Seller has full power to enter into and perform this Agreement and this Agreement will, when executed, constitute legal, valid and binding obligations on the Seller in accordance with its terms.

6.2	The Buyer warrants, represents and undertakes to the Seller as follows:

(A)	The Buyer is of full legal capacity and has the legal right, power, and authority to enter into and perform this Agreement;

(B)	This Agreement will, when executed, constitute legal, valid, and binding obligations on the Buyer in accordance with its terms; and

(C)	The Buyer has obtained any required consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to an agreement or any other third party in connection with its execution, delivery and performance and the consummation of the transactions contemplated by this Agreement.

7.	OTHER AGREEMENTS BETWEEN THE PARTIES

7.1	Hermitage and its Affiliates hereby irrevocably waive and shall not, in any manner (including but not limited to litigation, arbitration, or any other dispute resolution mechanism), assert, claim, or seek relief against the Company, its Affiliates, or its shareholders in respect of any operation, management, debt, or any other matter relating to the Company that occurred prior to Completion, nor shall Hermitage or its Affiliates assist, induce, or finance any third party to make or pursue any such claim, complaint, or relief.

7.2	The Seller, its Affiliates and their respective directors, senior management, (including, but not limited to Metalpha Technology Holding Limited and its subsidiaries) shall not use, reference, or otherwise mention “NDV”, “NextGen Digital Venture”, or any similar names (the “Trade Names”) which could identify the Company in any public medium (including but not limited to stock exchange announcements, press releases, investor relations materials, social media, etc.) without the prior consent of the Buyer; provided, however, that the Buyer’s consent shall not be unreasonably withheld if the use, reference or mention of the Trade Names is necessary to comply with applicable regulatory or stock exchange requirements.

7.3	Following Completion, all names, goodwill, brands, intellectual property, operating results, and all other intangible assets and interests related to “NDV” or “NextGen Digital Venture” shall be exclusively owned by the Company. The Seller and its Affiliates shall not retain, claim, or exercise any rights with respect thereto.

7.4	Notwithstanding the foregoing, LSQ Capital Limited, an Affiliate of the Seller, may reference the Trade Names when it is necessary to accurately disclose facts or relationships in order to fulfil its obligations as required by applicable regulatory authorities.

8.	RESTRICTIONS ON COMMUNICATION

Each of the Parties undertakes to the other Party that it shall not at any time after the date of this Agreement divulge or communicate to any person other than to its professional advisers, or when required by law or by any Governmental Authority, or to its respective officers or employees whose province it is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the other which may be within or may come to its knowledge in connection with the transactions contemplated by this Agreement and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters. This restriction shall not apply to information or knowledge which is or which properly comes into the public domain, through no fault of any of the Parties or to information or knowledge which is already known to any of the Parties at the time of its receipt.

9.	FURTHER ASSURANCE

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

10.	NOTICES

10.1	Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (c) one (1) Business Day after deposit with an internationally recognized overnight courier service, or (d) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Seller, to:

Address: Suite 6703-04, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong, China

Attention: NI Ming

Email: ming.ni@metalpha.finance

If to the Buyer, to:

Address: 84 BURSWOOD DRIVE, PAKURANGA HEIGHTS, MANUKAU AUCKLAND

Email: jh@nextgendigital.vc

If to Hermitage, to:

Address: Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands

Attention: YOON Jung Hyun

Email: Junghyun.yoon@gmail.com

10.2	Any Party may change its address for purposes of this Clause 10 by giving the other Parties hereto written notice of the new address in the manner set forth above. For the avoidance of doubt, only notice delivered to the address and person of the Parties to this Agreement shall constitute effective notice to such Party for the purposes of this Agreement.

11.	TERMINATION

11.1	This Agreement may be terminated prior to the Completion:

(A)	by written consent of all Parties; or

(B)	by either Party, in the event that any Governmental Authority shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such judgment or other action shall have become final and non-appealable, provided that, this Agreement shall automatically terminate if the Completion has not occurred on or prior to the Completion Deadline.

11.2	Upon the termination of this Agreement, this Agreement will have no further force or effect, except for the provisions of Clauses 8, 10, 12 and 13.1, which shall survive any termination under clause 11.1; provided that no Party shall be relieved or released from any liabilities or damages arising out of (i) fraud or (ii) any breach of this Agreement prior to such termination.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereunder.

12.2	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (the “Dispute”) shall be submitted to arbitration. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

13.	MISCELLANEOUS

13.1	Each Party shall bear its own costs of and incidental to the preparation, negotiation and settlement of this Agreement and the transactions contemplated hereunder (including, without limitation, legal fees and expenses, and capital fees or stamp duty (if any) relating to this Agreement).

13.2	Save as specifically provided herein, a person who is not a Party of this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) to enforce any term of this Agreement.

13.3	This Agreement shall be binding on and enure for the benefit of the personal representative or successors of the Parties. Except otherwise provided herein, no Party shall be entitled to assign or transfer or purport to assign or transfer any of their rights, interests, duties or obligations under this Agreement without the prior written consent of the other Parties.

13.4	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

13.5	For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

[Execution Pages Follow]

AS WITNESS the hands of the Parties or their duly authorised representatives the day and year first above written.

Sweet Lollipop Co., Ltd.

Authorized Signature:

Name:	Ni Ming
Title:	Director

AS WITNESS the hands of the Parties or their duly authorised representatives the day and year first above written.

Jason Huang

Signature:

AS WITNESS the hands of the Parties or their duly authorised representatives the day and year first above written.

Hermitage Management Limited

Authorized Signature:

Name:	YOON Jung Hyun
Title:	Director